Exhibit 99.1
Investor Relations Contacts:
Michael R. Hufford, PhD, VP Corporate Development
Mary Gieson, Investor Relations
Cypress Bioscience, Inc.
Tel: (858) 452-2323
mgieson@cypressbio.com
CYPRESS BIOSCIENCE CLOSES ACQUISITION OF
PROPRIUS PHARMACEUTICALS
SAN DIEGO, CA, March 4, 2008 – Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced that Cypress has closed the previously announced acquisition of Proprius Pharmaceuticals, Inc. The transaction included an upfront payment of approximately $37.5 million in cash as well as an additional $37.5 million in potential milestone-related payments associated with the development of Proprius’ therapeutic candidates.
The acquisition brings together Cypress’ drug development expertise, commercial resources and lead pharmaceutical candidate, milnacipran, which is currently under U.S. Food & Drug Administration review for the treatment of fibromyalgia, and Proprius’ unique portfolio of proprietary, high-value personalized medicine laboratory services and therapeutic product candidates. Proprius’ portfolio includes a number of diagnostic, prognostic and predictive technologies designed to provide clinically meaningful, actionable information to enhance physicians’ care of patients with rheumatoid arthritis (RA). In addition, Proprius’ early clinical-stage therapeutic candidates include a product to treat pain and a product to treat RA.
Financial information surrounding the acquisition will be disclosed in the Company’s first quarter Form 10-Q, which is scheduled to be filed on or around May 12, 2008.
About Cypress
Cypress Bioscience is committed to developing and commercializing pharmaceutical products and personalized medicine laboratory services that allow physicians to serve unmet medical needs. Cypress’ strategy involves evaluating various other potential strategic transactions, including the potential acquisition of products, product candidates, technologies and companies, and other alternatives.
For more information about Cypress, please visit Cypress’ website at www.cypressbio.com.
This press release, as well as Cypress’ SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the expected benefits from Proprius’ portfolio and the timing for filing Cypress’ first quarter Form 10-Q, all of which are prospective. Actual results could vary materially from those described as a result of a number of factors, including risks involved with the development and commercialization of Cypress’ and Proprius’ products and product candidates, and other risks and uncertainties described in Cypress’ most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
About Milnacipran
Milnacipran is a unique dual-reuptake inhibitor, which preferentially blocks the reuptake of norepinephrine with higher potency than serotonin, two neurotransmitters known to play an essential role in regulating pain and mood. It has been approved for a non-pain condition in over 50 countries, with real-world commercial experience outside the U.S. for 10 years. Milnacipran is jointly being developed for fibromyalgia in the United States market by Forest and its licensor, Cypress Bioscience, Inc. Milnacipran was originally developed by and is sold outside of the U.S. by Pierre Fabre Medicament.
About Fibromyalgia
Fibromyalgia is a chronic and debilitating condition characterized by widespread pain and stiffness throughout the body, accompanied by severe fatigue, insomnia and mood symptoms. According to the American College of Rheumatology, fibromyalgia is estimated to affect over six million people in the United States. Fibromyalgia is most often diagnosed in the primary care setting and, in addition, is the second most commonly diagnosed condition in rheumatology clinics in the United States after osteoarthritis. Despite the high prevalence and severity of this syndrome, there are limited treatment options specifically approved for fibromyalgia in the United States or elsewhere, and the addressable patient population is not yet well established.
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